Exhibit 99.1

SandRidge Mississippian Trust I

SandRidge Mississippian Trust I Announces Distribution of $0.79 Per Unit

SANDRIDGE MISSISSIPPIAN TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

                                                         News Release

For Immediate Release

AUSTIN, Texas February 2, 2012 — SANDRIDGE MISSISSIPPIAN TRUST I (NYSE: SDT) today announced a quarterly distribution for the three month period ended December 31, 2011 (which primarily relates to production attributable to the Trust’s interests from September 1, 2011 through November 30, 2011) of $22.1 million, or $0.790905 per unit. Quarterly cash available for distribution on all units exceeded 120% of the target distribution (the “Incentive Threshold”), resulting in a distribution equal to the Incentive Threshold plus 50% of the amount by which cash available for distribution exceeded the Incentive Threshold. The Trust makes distributions on a quarterly basis approximately 60 days after the end of each quarter. The distribution is expected to occur on or before February 29, 2012 to holders of record as of the close of business on February 14, 2012.

The Trust was formed by SandRidge Energy, Inc. (“SandRidge”) in December 2010 to own royalty interests in oil and natural gas properties owned by SandRidge in the Mississippian formation in Alfalfa, Garfield, Grant, Major and Woods counties in Oklahoma and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Although there is no assurance of any minimum distribution in any quarterly period, during the subordination period (as described in the Trust’s filings), holders of Common Units will be entitled to receive an amount up to the “Subordination Threshold” (which varies from quarter to quarter) prior to any distribution being made for that quarter in respect of the Subordinated Units, all of which are held by SandRidge. If the amount available for distribution in any quarterly period is sufficient to distribute an amount equal to the Subordination Threshold to the holders of all units (including the Subordinated Units), any additional balance is distributed to holders of all units, up to the amount of the Incentive Threshold for the quarter. Common units are entitled to receive 50% of any cash available for distribution in excess of the Incentive Threshold for the quarter, which for the period from September 1, 2011 through November 30, 2011 was approximately $0.9 million or $0.030822 per unit.

Volumes, price and distributable income available to unitholders for the payment period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	185
Gas (MMcf)	1,568
Combined (MBoe)	446
Average Price
Oil (per Bbl)	$84.75
Gas (per Mcf)	$4.06
Average Price—including impact of derivative settlements and post-production expenses
Oil (per Bbl)	$93.71
Gas (per Mcf)	$4.07
Revenues
Royalty income	$22,005
Derivative settlements	2,574
Expenses	1,571

Income available for distribution prior to incentive calculation	23,008
Less: Incentive distribution to SandRidge	863

Distributable income available to unitholders	$22,145

Distributable income per unit (28,000,000 units issued and outstanding)	$0.790905

In addition to the initial producing wells, SandRidge, pursuant to a development agreement with the Trust, is obligated to drill, or cause to be drilled, the equivalent of 123 development wells, determined by reference to SandRidge’s net revenue interest in a well and the perforated length of the well, in an area of mutual interest by December 31, 2014. In the event of delays, SandRidge will have until December 31, 2015 to fulfill its drilling obligation.

To date, equivalent development wells drilled and perforated for completion during production periods upon which distributions are based are as follows:

As of	Equivalent Producing Development Wells	Additional Drilled Development Wells*	Total Development Wells
5/31/2011	16.4	3.3	19.7
8/31/2011	36.5	1.2	37.7
11/30/2011	48.5	0.4	48.9

*	Equivalent development wells that are not producing at the ‘As of’ date but have been drilled and perforated for completion

SandRidge Energy, Inc., the sponsor of SandRidge Mississippian Trust I announced that it will host a conference call on February 17, 2012 at 8:00 am CST. The telephone number to access the conference call from within the U.S. is 800-798-2864 and from outside the U.S. is 617-614-6206. The participant code for the call is 68779473. The call may also be accessed via the internet at http://www.media-server.com/m/p/3w279h2s. An audio replay of the call will be available from February 17, 2012 until 11:59 pm CST on February 24, 2012. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is +1-617-801-6888. The participant code for the replay is 51792672.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by SandRidge Mississippian Trust I, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold 35% of the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Trust Units issued by SandRidge Mississippian Trust I is subject to the risks described in the Trust’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee Michael Ulrich (800) 852-1422 919 Congress Avenue, Austin, TX 78701